STATE OF NEVADA

ROSS MILLER
Secretary of State

SCOTT W. ANDERSON
Deputy Secretary for Commercial Recordings

OFFICE OF THE
SECRETARY OF STATE

Certified Copy

December 11, 2008

Job Number: C20081211-0965
Reference Number: 00002112390-08
Expedite:
Through Date:

The undersigned filing officer hereby certifies that the attached copies are true and exact copies of all requested statements and related subsequent documentation filed with the Secretary of State's Office, Commercial Recordings Division listed on the attached report.

Document Number(s)	Description	Number of Pages
20080805808-09	Amendment	1 Pages/1 Copies

Respectfully,

ROSS MILLER
Secretary of State

Certified By: Sandy Edwards
Certificate Number: C20081211-0965
You may verify this certificate
online at **http://www.nvsos.gov/**

Commercial Recording Division
202 N. Carson Street
Carson City, Nevada 89701-4069
Telephone (775) 684-5708
Fax (775) 684-7138

ROSS MILLER
Secretary of State
204 North Carson Street, Ste 1
Carson City, Nevada 89701-4299
(775) 684 5708
Website: www.nvsos.gov

Filed in the office of	Document Number 20080805808-09
Ross Miller	Filing Date and Time 12/11/2008 9:00 AM
Secretary of State State of Nevada	Entity Number E0465322006-9

Certificate of Amendment

(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

DEERFIELD RESOURCES, LTD.

2. The articles have been amended as follows: (provide article numbers, if available)

Pursuant to Sections 78.390 of the Nevada Revised Statutes, the following amendments to the Articles were adopted by the Written Consent of the Board of Directors dated December 1, 2008 and by the Written Consent of the holders of a majority of the Corporation's issued and outstanding capital stock, dated December 1, 2008.

Section 1. Capital Stock

The first paragraph of Section 1. Capital Stock of the Articles is deleted in its entirety and replaced with the following paragraph:

"The aggregate number of shares that the Corporation shall have the authority to issue is Three Hundred and Ten Million shares (310,000,000) of which, Three Hundred Million shares shall be common stock with a par value of $ 0.001 per share (the "Common Stock") and Ten Million shares (10,000,000) shall be preferred stock with a par value of $0.001 per share (the "Preferred Stock")."

This amendment has been duly adopted by stockholders of the Corporation in accordance with the provisions of Section 78.2055 of the NRS.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise a least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 3,000,000 shares voting in favour or 54.79%

4. Effective date of filing: (optional) Upon Filing

(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X

Signature of Officer James Monson, President

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.